Exhibit 4.27

September 6, 2006

Yamana Gold Inc.
Ontario Securities Commission (Principal Regulator)
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Securities Commission
The Manitoba Securities Commission
Autorite des Marches Financiers
Office of the Administrator, New Brunswick
Nova Scotia Securities Commission
Securities Commission of Newfoundland and Labrador
Registrar of Securities, Prince Edward Island

Dear Sirs/Mesdames:

Re: Yamana Gold Inc. (the "Company")

        Pursuant to Section 8.3 of National Instrument 43-101, this letter is being filed as the consent of GeoSystems International to being named in a take-over bid circular of the Company dated September 6, 2006 (the "Circular") and to the inclusion of reference to the following report (the "Report") and of extracts from or a summary of the Report in the written disclosure contained in the Circular or any other documents incorporated by reference therein:

        "Sao Francisco Technical report for an Open Pit Gravity Concentration and Heap Leach Project in Brazil dated November 2004."

        We hereby confirm that we have read the written disclosure of the Report and extracts from or a summary of the Report contained in the Circular and have no reason to believe that there are any misrepresentations in the information contained therein that (i) are derived from the Report, or (ii) are within the knowledge of the undersigned as a result of the services performed by the undersigned in connection with the Report.

Sincerely,

For GEOSYSTEMS INTERNATIONAL
/s/ MARIO E. ROSSI Mario E. Rossi